EXHIBIT 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, President and CEO
May 3, 2007
FINAL

Thank you James, and good morning everyone.

I am pleased with our first quarter results. Trinity’s businesses are well positioned and should continue to benefit from several key market trends. These trends include the expansion of the renewable fuels market, the growth of the wind energy industry, highway infrastructure spending and replacement demand for railcars and barges. Our focus on operational excellence combined with our diverse product lines and manufacturing flexibility enables our businesses to pursue a broad spectrum of opportunities. This year we have a number of internal expansion initiatives taking place in addition to plant conversions which enhance our competitive positions. We are also on the lookout for acquisitions which potentially expand our core businesses.

Our Rail Group experienced a solid first quarter. The Rail group’s lst quarter railcar shipments were approximately 6570 units. We expect our 2007 shipments to be between 27,000 units and 28,000 units. Overall demand for railcars in North America was not as strong in the first quarter as it was in the 4th quarter last year. Steve Menzies will provide specific figures for orders and backlogs in his report.

By the end of the first quarter, our railcar backlog reached another record high. As many of you know, the demand for railcars is constantly shifting between various railcar types and is lumpy on a quarter-to-quarter basis. It is unrealistic to expect our backlog to continue to grow every quarter. During the past few quarters the product demand has fit nicely with our production mix. We continue to focus on production line continuity rather than specific market share goals.

Trinity’s barge business continues to perform well. Our barge backlog is growing and our customers continue to visit with us about opportunities for future business. We continue to make internal investments in our barge business in order to increase our barge production capacity and improve performance. Bill will provide specific figures on our backlog in his report.

Our construction products businesses are performing well despite less-than-ideal weather conditions during the first part of the year. Demand remains steady as we enter our busiest time of the year. During the first week of April, we acquired a company whose operations include concrete, aggregates and asphalt. We plan to prove out our competency in the asphalt business before we grow this business. We see long term potential to grow this business in select communities.

We are planning to exit the bridge steel product line at the end of this year. Five years ago, we sold our large bridge steel factory in Houston and leased it back for five years. We are in the last year of that lease. We recently converted our other bridge steel factory to railcar production. If we locate another bridge steel business or manufacturing facility that is ideally suited for the market, we will consider re-entering that product line.

Our structural wind towers business continues to grow. Demand for wind towers is strong. We expect our order backlog to continue to increase because our production facilities are ideally located in areas where wind farms are being planned. Our wind tower production capacity will be increased this summer when we finish converting an idle railcar factory in Clinton, Illinois. We will have a learning curve in our start-up at Clinton and it may take us several quarters to reach optimum production for this facility. We will have a better estimate of the timing at our next quarterly conference call. In addition, we are pursuing other options to increase our wind tower production capacity. We have a unique position in this market and expect our revenue and profits to continue to grow.

Trinity’s leasing business had a great first quarter. Demand for railcar leasing remains steady. Our railcar leasing company has been a growth business for us. We are in a position to provide railcars for sale or lease to a large customer base. Our railcar leasing personnel are highly focused on improving and expanding their services. Railcar Leasing and management services continue to be a key component of our on-going strategy. Steve will provide more details about this in his report.

As you can tell, I am pleased with the performance of our company and our unique position within the industries we serve. We have excellent market leadership positions and our backlogs are allowing us to focus resources on improvement and growth. We have a number of internal expansion activities in process. We expect our performance to continue to improve as we implement these initiatives. I remain optimistic about our opportunities for 2007 and beyond.

I’ll now turn it over to Steve Menzies for his comments.